EXHIBIT 99.1

Contact:

Investor Relations

(949) 699-4804

THE WET SEAL, INC. REPORTS POSITIVE OPERATING

INCOME, NARROWED NET LOSS IN THIRD QUARTER

FISCAL 2005

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—November 29, 2005—The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, today announced results for the third fiscal quarter, ended October 29, 2005. The Company reported a quarterly net loss from continuing operations of $6.5 million, or $0.14 per basic and diluted share, including $2.5 million in non-cash stock compensation charges and $6.9 million in non-cash interest charges. This compares to a net loss from continuing operations of $24.2 million, or $0.67 per diluted share in the year-ago quarter.

Net sales for the 13 weeks ended October 29, 2005 increased 16.7% to $129.3 million versus net sales of $110.8 million for the same period last year. This increase was driven by a 46.6% increase in comparable store sales, but offset by a significant reduction in store count that resulted from the closure of 153 stores since the close of the year-ago third quarter. The Company noted that results for the 13-week period ended October 30, 2004, have been restated in connection with the Company’s previous review of lease accounting transactions.

The Company was pleased to note that it generated operating income of $0.3 million for the third quarter, its first quarterly positive operating income since the second quarter of fiscal 2002.

Mr. Joel Waller, Chief Executive Officer, commented, “We continue to make excellent progress in repositioning our merchandise assortment and our competitive posture, as well as in achieving acceptable levels of financial performance. Our strong comparable store sales, improving margins versus the prior year, and disciplined planning have enabled us to post our first quarterly positive operating income since fiscal 2002, even considering non-cash stock compensation charges of $2.5 million. As we go forward, we are satisfied that we are once again in a position to begin to open new locations to drive growth in sales and profits and to deliver value to our shareholders.”

During the 13 weeks ended October 29, 2005, investors converted $6.7 million of the Company’s convertible notes into 4,487,967 shares of Class A Common Stock. In accordance with Generally Accepted Accounting Principles (GAAP), the Company recorded net non-cash interest charges of $5.7 million during the quarter to write-off a ratable portion of unamortized debt discount, deferred financing costs and accrued interest associated with the convertible notes. If additional conversions of the convertible notes occur, the Company would incur similar non-cash charges in future periods.

Investors in the Company’s Series C Preferred Stock converted $14.1 million of such preferred stock into 4,699,000 shares of Class A Common Stock during the 13 weeks ended October 29, 2005, resulting in $10.5 million of Series C Preferred Stock remaining outstanding as of the end of the period. Investors also exercised portions of outstanding Series B, C and D Warrants during the fiscal quarter, resulting in issuance of 379,894 Class A Common shares in exchange for $0.9 million of cash proceeds to the Company.

During the 13-week period ended October 29, 2005, the Company opened 4 Wet Seal stores and 2 Arden B. stores. At October 29, 2005, the Company operated 309 Wet Seal stores and 93 Arden B. stores.

Financial and Operating Summary for the 13-Week Period Ended October 29, 2005

Net sales for the 13-weeks ended October 29, 2005 were $129.3 million, compared with net sales of $110.8 million for the comparable prior year period, a 16.7 percent increase. Although the Company closed 153 Wet Seal stores during its fiscal 2004 fourth quarter and fiscal 2005 first quarter, sales increased over the prior year’s quarter due to a 46.6% increase in comparable store sales. The growth in comparable store sales was driven by increased transaction counts per store, partially offset by a decrease in average dollar sale.

Gross profit margin dollars increased $21.5 million over the prior year comparable period and, as a percent of sales, increased 14.3 percentage points to 30.8%. A number of factors contributed to these improvements, including significantly lower combined markdown volume in the Company’s Wet Seal and Arden B. divisions; the positive effect of higher average store sales on occupancy, buying, planning and design costs; and the impact from closing low sales volume, unprofitable stores.

Selling, General and Administrative (SG&A) expenses were $39.6 million, or 30.6% of sales, and included $2.0 million of non-cash stock compensation charges associated with the previously announced consulting agreement with Michael Gold. Excluding these charges, SG&A expense was $37.6 million, or 29.0% of sales, a decrease of 9.4 percent, as a percentage of sales, from the comparable prior year period. Store level operating expenses decreased $3.3 million to $29.2 million, or 22.6% of sales compared to 29.3% of sales for the comparable prior year period. The decrease in store operating expenses was centered in the Wet Seal division and primarily due to the closing of low volume Wet Seal stores, lower spending for advertising, which included the discontinuance of the division’s in-store fashion and entertainment network, and changes in the store staffing model. In addition, sales volume leverage on operating costs also contributed to the operating expense ratio improvement.

General and administrative expenses, before the non-cash stock compensation charges for Michael Gold, decreased approximately $1.7 million from the comparable prior year period to $8.4 million, or 6.5% as a percent of sales, versus 9.1% as a percent of sales in the prior year period. Current year general and administrative expenses includes charges of approximately $0.4 million in severance costs related to the departure of the Company’s former CFO and $0.2 million for casualty losses associated with two Wet Seal stores damaged by Hurricane Katrina in August. Partially offsetting these increases was approximately $0.5 million of lower spending for salaries and wages versus the prior year comparable period and a $0.3 million decrease in accrual for state franchise taxes. The prior year comparable period also included approximately $1.7 million in increased costs associated with the Company’s evaluation of strategic alternatives and employee retention bonuses, which were incurred due to the Company’s financial difficulties at that time.

The Company has completed its previously announced store closure effort and has nearly completed all related lease terminations. The Company reduced its remaining store closure reserve by $0.1 million during the 13-week period ended October 29, 2005, which reflects the Company’s most recent estimate of future payments necessary to complete its lease terminations.

The Company incurred a non-cash asset impairment charge of $0.1 million on three operating stores during the 13-week period ended October 29, 2005. The charge was a result of management’s review of the historical and current operating performance of its stores and their related carrying values. This review indicated that it was unlikely the Company would recover or realize the carrying value of these particular assets.

The Company had net interest expense of $6.7 million for the 13-week period ended October 29, 2005, compared to nominal net interest income for the comparable prior year period. Interest expense was $7.3 million and increased significantly over the comparable prior year period as a result of (1) the net write-off of $5.7 million of unamortized debt discount, deferred financing costs and accrued interest upon investor conversion of $6.7 million of the Company’s $56.0 million of convertible notes issued in January 2005, and (2) interest expense and amortization of financing costs associated with the convertible notes and an $8 million term loan issued in September 2004. Interest expense, other than interest expense for the Company’s $8 million term loan and commitment and other fees on its senior revolving credit facility of approximately $0.4 million, was non-cash either in the form of capitalized interest or amortization of debt discount and deferred financing costs. Interest income was $0.6 million as a result of investing excess cash in overnight investments.

The Company has discontinued recognizing income tax benefits in its results of operations until it is determined that it is more likely than not that the Company will generate sufficient taxable income to realize its deferred income tax assets.

The Company’s cash position at October 29, 2005 was $70.2 million, an increase of $5.1 million from the cash position at July 30, 2005, and a decline of $1.5 million from the cash position at January 29, 2005. The decline in the cash position since January 29, 2005, was principally due to lease termination and other store closure payments of $15.5 million, inventory buildup net of trade credit of $16.5 million and capital expenditures, primarily for new store development and relocations, of $4.5 million, partially offset by changes in other working capital items of $6.2 million and net proceeds from financing activities of $18.4 million. For the 13-week period ending October 29, 2005, the Company realized $5.3 million in cash flow from operations. Merchandise payables at the end of the period, as a percent of inventory, were 35.7% versus 56.8% at January 29, 2005. The decrease in the merchandise payable to inventory ratio was due to shorter credit terms relative to the prior fiscal year-end. While the Company believes it could now obtain longer credit terms with several vendors as a result of its improved financial performance, the Company continues to maintain shorter credit terms in order to take advantage of favorable purchase discounts.

Fiscal 2005 Outlook

The Company currently is not providing any go forward estimates for operating results related to its fiscal 2005 fourth quarter; however, the following should be noted:

The Company anticipates it will incur significant non-cash stock compensation charges in the fourth quarter of fiscal 2005, including approximately $7.0 million associated with performance shares granted to Michael Gold and $0.5 million associated with stock grants to its board of directors and employees. The charges for performance shares granted to Michael Gold may vary considerably as a result of changes in the Company’s stock price. Other stock compensation charges may also vary considerably due to changes in the Company’s stock price and future grants and forfeitures.

The Company anticipates incurring net interest expense of approximately $1.2 million in the fourth quarter of fiscal 2005, excluding the impact of non-cash interest charges upon conversions of the Company’s convertible debt. Also, the Company expects interest income on invested cash to exceed cash interest expense by approximately $0.2 million in the fourth quarter of fiscal 2005.

At the beginning of fiscal 2006, the Company will adopt Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which will require the Company to account for stock options and other share-based compensation granted to employees based on their respective fair values. In the first quarter of fiscal 2006, the Company will begin to record stock compensation expense over the remaining vesting period for prior stock option grants to employees that are not yet fully vested as of the end of fiscal 2005. Future stock option grants to employees will also require expensing over their vesting periods based upon their respective fair values at the grant dates.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 402 stores in 46 states, the District of Columbia and Puerto Rico, including 309 Wet Seal stores and 93 Arden B. stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

###

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	October 29, 2005	October 30, 2004	October 29, 2005	October 30, 2004
		(As Restated)		(As Restated)
Net Sales	$129,321	$110,810	$359,429	$316,366
Gross Margin	39,821	18,294	113,895	43,351
S, G & A expense	39,550	42,557	125,848	119,201
Store closure costs	(135)	—	4,517	—
Asset impairment	134	—	423	40,389

Operating income (loss)	272	(24,263)	(16,893)	(116,239)
Interest income (expense), net	(6,713)	16	(9,391)	75

Loss before income taxes	(6,441)	(24,247)	(26,284)	(116,164)
Provision for income taxes	13	—	423	30,127

Net loss from Continuing Operations	(6,454)	(24,247)	(26,707)	(146,291)
Net loss from Discontinued Operations	—	—	—	(4,222)

Net loss	(6,454)	(24,247)	(26,707)	(150,513)
Accretion of non-cash dividends on convertible preferred stock	—	—	(23,317)	—

Net loss attributable to common stockholders	$(6,454)	$(24,247)	$(50,024)	$(150,513)

Net loss per share, basic:
Continuing Operations	$(0.14)	$(0.67)	$(1.20)	$(4.46)
Discontinued Operations	$0.00	$0.00	$0.00	$(0.13)

Net loss	$(0.14)	$(0.67)	$(1.20)	$(4.59)

Net loss per share, diluted:
Continuing Operations	$(0.14)	$(0.67)	$(1.20)	$(4.46)
Discontinued Operations	$0.00	$0.00	$0.00	$(0.13)

Net loss	$(0.14)	$(0.67)	$(1.20)	$(4.59)

Weighted average shares outstanding, basic	47,611,059	36,160,657	41,627,117	32,799,860

Weighted average shares outstanding, diluted	47,611,059	36,160,657	41,627,117	32,799,860

THE WET SEAL, INC.
CONSOLIDATED BALANCE SHEETS
(000’S OMITTED)
(Unaudited)

	October 29, 2005	January 29, 2005
ASSETS
Cash and cash equivalents	$70,230	$71,702
Income tax receivable	274	547
Merchandise inventory	38,050	18,372
Other current assets	6,338	6,896

Total current assets	114,892	97,517
Property and equipment, net	49,571	53,991
Deferred financing costs	3,666	4,836
Goodwill	5,984	5,984
Other assets	1,567	1,595

Total assets	$175,680	$163,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable—merchandise	$13,572	$10,435
Accounts payable—other	8,835	9,941
Accrued liabilities	34,447	39,557
Bridge loan payable	—	10,577

Total current liabilities	56,854	70,510

Long-term debt	8,000	8,000
Secured convertible notes	11,940	11,811
Deferred rent	27,887	31,124
Other long-term liabilities	3,391	2,873

Total long-term liabilities	51,218	53,808

Convertible preferred stock	10,503	—

Total stockholders’ equity	57,105	39,605

Total liabilities and stockholders’ equity	$175,680	$163,923